Exhibit 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            GRISTEDE'S SLOAN'S, INC.

            It is hereby certified that:

            1. The name of the corporation (hereinafter called the "Corporation") is Gristede's Sloan's, Inc.

            2. Article 1 the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

                  "1. The name of the Corporation is Gristede's Foods, Inc."

            3. The amendments of the Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on /s/ John A. Catsimatidis August 13, 1999 John A. Catsimatidis, Chairman of the Board

Attest:


 /s/ Mark Kassner
-----------------------------------
Michael Seltzer, Secretary

STATE OF NEW YORK       )
                        ) SS.:
COUNTY OF NEW YORK      )

            BE IT REMEMBERED that, on August 13, 1999, before me, a Notary Public duly authorized by law to take acknowledgement of deeds, personally came John A. Catsimatidis, Chairman of the Board of Gristede's Sloan's, Inc., who duly signed the foregoing instrument before me and acknowledged that such signing is his act and deed, that such instrument as executed is the act and deed of said corporation and that the facts stated therein are true.

            GIVEN under by hand on August 13, 1999.


                  Notary Public